BATCHELDER & PARTNERS, INC.
                   4330 LA JOLLA VILLAGE DRIVE, SUITE 200
                         SAN DIEGO, CALIFORNIA 92122


JOEL L. REED                                  TELEPHONE: (619) 456-6655
PARTNER                                       TELECOPIER: (619) 456-7969



                       September 11, 1995



Mr. Harry E. Figgie, Jr.
c/o Clark-Reliance Corporation
16633 Foltz Industrial Parkway
Strongsville, Ohio 44136

Dear Mr. Figgie:

                This is to confirm our understanding that you have engaged Batchelder & Partners, Inc. ("B&P") to act as your financial advisor with respect to your investment in Figgie International, Inc., its successors and assignees (the "Company").

                In connection with this assignment, we will provide advice and assistance in exploring alternatives to maximize the Company's shareholder value and provide liquidity for your investment, and such advice and assistance as you may reasonably require to achieve your objective. B&P and you agree that strategies developed and actions pursued shall not include transactions whereby one shareholder or shareholder group receives consideration from the Company that is not made available to all of the Company's shareholders, unless such consideration is part of a transaction that is approved by a vote in which all of the Company's shareholders are eligible to participate.

                Our aggregate compensation for the services referred to above will be as follows:

                (a) A retainer fee of $250,000 payable in cash in four equal installments of $62,500 on each of the following dates: upon the signing of this agreement, November 1, 1995, February 1, 1996 and May 1, 1996; plus

                (b) In the event that you or any of the parties listed on Appendix A dispose of shares constituting 75 percent or more of the aggregate shares listed on Appendix A, you shall pay to us a fee equal to $1 million; or

Mr. Harry E. Figgie, Jr.       -2-                       September 11, 1995



                (c) In the event that you or any of the parties listed on Appendix A sell shares, warrants or other securities of the Company ("Securities") and realize a Profit (as hereinafter defined) with respect thereto, you will pay to us a fee equal to the one-half of first $2 million of such Profit, for a total fee pursuant to this subparagraph of $1 million.

Any fee payable pursuant to either subsection (b) or (c) of this paragraph shall be credited against any fee payable pursuant to the other of those two subsections with the result being that the aggregate fee payable pursuant to subsections (b) and (c) hereof shall in no event exceed $1 million.

                Any fee payable to us shall be paid in cash at the consummation of the particular transaction giving rise to such fee. For purposes of subparagraph (c) above, "Profit" shall mean the excess (if any) of the "Value" received by you or any of the parties listed on Appendix A upon the final disposition of the Securities over the "Base Value" of the Securities sold. "Value" shall mean (i) with respect to cash consideration, the amount of such cash; (ii) with respect to non-cash consideration consisting of marketable securities, the average closing price of such securities on their principal trading market on the tenth through the sixth trading days preceding issuance or transfer thereof to the seller; and (iii) with respect to non-cash consideration other than marketable securities, the fair value thereof as agreed by you and us. "Base Value" shall mean for purposes of common shares held by you or any of the parties listed on Appendix A as of the date hereof, $8.45 per common share. Base Value shall be appropriately adjusted to reflect any stock dividend, stock split, extraordinary cash or non-cash distribution or similar event. If any Securities have not been sold as of the date that is three years after the first sale of Securities by you or any of the parties listed on Appendix A (the "Anniversary Date"), Profit shall be computed as if the remaining Securities were sold at the average closing price of such Securities on their principal trading market on the tenth through the sixth trading days preceding the Anniversary Date and, if the Profit so computed exceeds amounts previously paid pursuant to subparagraph (c) above, a fee shall be paid as if such Securities had been sold on that date. You agree to provide us a computation of Profit certified by a financial advisor.

                You agree that if you require other financial advisory or related services relative to your ownership of Securities, you will offer to retain B&P therefor on mutually acceptable terms for which B&P will be paid fees that are normal and customary. This obligation shall not apply with respect to matters for which you retain Carpediem Capital.

                In addition to the foregoing compensation, you shall reimburse us (or cause us to be reimbursed) for our reasonable out-of pocket expenses, which shall include the reasonable fees and disbursements of our counsel. We shall not incur expenses, other than for normal travel, in excess of $10,000 and in any event will not incur more the $50,000 in total expenses without your approval, which approval shall not be unreasonably withheld.

Mr. Harry E. Figgie, Jr.       -3-                       September 11, 1995



                Since we will be acting on your behalf, you are agreeing to provide us with indemnification pursuant to the letter of even date herewith from you to us.

                It is understood that our services may be terminated by you or by us upon written notice at any time and, in any event, shall terminate on August 31, 1996 unless extended by mutual agreement, without liability or continuing obligation (except for any compensation theretofore earned hereunder, including amounts payable subsequently pursuant to paragraphs three (c) and four hereof, and expenses theretofore incurred and except that
(i) if you terminate our services, any unpaid retainer amounts shall continue to be paid when due and (ii) if within 24 months after termination any of the events described in subparagraphs (b) or (c) of paragraph three shall occur, then we shall be entitled to compensation pursuant to such applicable subparagraphs, giving effect to paragraph four, if applicable, to the same extent as if our services had not been terminated).
Notwithstanding the foregoing, the indemnity provisions described in the preceding paragraph shall survive such termination.

                You represent that the common shares listed opposite your name on Appendix A are, unless otherwise indicated thereon, and shall remain, free from any encumbrances or obligations that might restrict their availability to satisfy any obligations, including without limitation, indemnification, arising pursuant to this agreement.

                Except as required by law, any advice (written or oral) rendered by us pursuant to this letter may not be disclosed publicly without our prior written consent, which consent shall not be unreasonably withheld.

                Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter attached hereto, which shall thereupon constitute a binding agreement.


                                         Very truly yours,

                                         BATCHELDER & PARTNERS, INC.

                                         By:   /s/ Joel L. Reed
                                               ________________________
                                               Joel L. Reed, Partner


Confirmed:

MR. HARRY E. FIGGIE, JR.


/S/ HARRY E. FIGGIE, JR.
________________________

Date: Sept. 11, 1995
 __________________

Mr. Harry E. Figgie, Jr.       -4-                       September 11, 1995


                                 Appendix A
                                 __________


               Figgie Affiliates' and Associates' Holdings in
                         Figgie International, Inc.


                                            Shares Held <F1>
Affiliate or Associate           Class A Common           Class B Common
______________________           ______________           ______________

Mr. Harry E. Figgie, Jr.                 328,060               609,534 <F2>

Mrs. Harry E. Figgie, Jr.                     58                57,881

Dr. Harry E. Figgie, III                   9,343                58,502

Dr. Mark Figgie                              --                 58,189

Mr. Matthew Figgie                         152.3                 613.4

Clark-Reliance Corporation                37,844               134,564
__________________________


Figgie Family Trusts:
____________________

Mrs. Harry E. Figgie, Jr. Trust -
  Wilmington Trust Company, Trustee          --                201,750

Matthew Figgie Trust-
  Dr. Harry E. Figgie, III, Trustee          --                 47,493

Harry E. Figgie, III-
  National City Bank, Trustee              2,499                 2,499

Mark Figgie Trust-
  National City Bank, Trustee              2,499                 2,499

Matthew Figgie Trust-
  National City Bank, Trustee              2,499                 2,499

Family Foundation                          1,500                 2,112
                                       _________           ___________
                         Totals        384,454.3           1,178,135.4
                                       _________           ___________
                                       _________           ___________


[FN]

<F1>  Includes beneficial ownership through employee benefit plans.
<F2>  Includes 10,000 shares subject to certain restrictions.

                       September 11, 1995



Batchelder & Partners, Inc.
4330 La Jolla Village Drive, Suite 200
San Diego, California 92122

Gentlemen:

                In connection with your engagement as financial advisor to Mr. Harry E. Figgie, Jr., his successors and/or assignees with respect to the matters contemplated by the letter from you to the undersigned of even date herewith, the undersigned hereby agrees to indemnify and hold harmless you and your affiliates, the respective directors, officers, partners, agents (including Mr. Ralph Whitworth and Whitworth & Associates), and employees of you and your affiliates and each other person, if any, controlling you or any of your affiliates, to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by you and such other persons (including reasonable fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the undersigned, his associates or affiliates or (ii) actions taken or omitted to be taken by an indemnified person with the consent of the undersigned, his associates or affiliates or in conformity with their actions or omissions or (B) are otherwise related to or arise out of your activities on behalf of the undersigned, his associates or affiliates under your engagement, and the undersigned will reimburse you and any other person indemnified hereunder for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by you or such other indemnified person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which you or any other indemnified person is a party. The undersigned will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of the person seeking indemnification hereunder (although it is expressly intended that the undersigned will be responsible for any thereof that result from the negligence, other than gross negligence, of such person). The undersigned also agrees that neither you, nor any of your affiliates, nor any director, officer, partner, agent or employee of you or any of your affiliates, nor any person controlling you or any of your affiliates, shall have any liability to the undersigned for or in connection with such engagement except for such liability for losses, claims, damages, liabilities or expenses incurred by the undersigned which is finally determined to have resulted primarily from your willful misconduct, bad faith or gross negligence as herein described. The foregoing agreement shall be in addition to any rights that you or any indemnified person may have at common law or otherwise, including, but not limited to, any right

Batchelder & Partners, Inc.    -2-                       September 11, 1995


to contribution. The undersigned hereby consents to personal jurisdiction and service and venue in any appropriate court in which any claim which is subject to this agreement is brought against you or any other indemnified person.

                It is understood that, in connection with your engagement, you may also be engaged to act for the undersigned, his associates or affiliates in one or more additional capacities, and that the terms of the original engagement or any such additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of your engagement(s).

                                         Very truly yours,

                                         HARRY E. FIGGIE, JR.

                                         /s/ HARRY E. FIGGIE, JR.
                                         ______________________________


Accepted:

BATCHELDER & PARTNERS, INC.


By:       /s/ Joel L. Reed
          ____________________

Title:    Partner
          ____________________

Date:     September 11, 1995
          ____________________